Exhibit 99.1

PENN ENTERTAINMENT NAMES ANUJ DHANDA TO BOARD OF DIRECTORS

Appointment Expands Size of Board to Ten Members; Mr. Dhanda Brings Over 25 Years of Experience in Leading Business and Technology Functions to Company’s Board

WYOMISSING, Pa. (March 21, 2024) – PENN Entertainment (Nasdaq: PENN) (“PENN” or the “Company”) announced today that its Board of Directors has appointed Anuj Dhanda to the Board, subject to customary regulatory approvals. Mr. Dhanda’s appointment expands the size of the Board to ten members, nine of whom satisfy the standards for director independence under the current Listing Rules of the NASDAQ Stock Market.

Mr. Dhanda serves as Executive Vice President and Chief Technology and Transformation Officer for Albertsons, a Fortune 100 Idaho-based chain of grocery stores with locations across the U.S. He joined Albertsons in 2015 in the midst of the company’s $9 billion acquisition of the Safeway grocery store chain. He was responsible for successfully merging the two companies' technology platforms together. In his current role, he partners with business leaders to leverage technology to create a competitive advantage for the company. He is responsible for IT architecture, application platforms, supply chain modernization, data analytics, infrastructure and information security. He has also been the driver behind the company's move to the cloud, making Albertsons one of the few enterprise businesses to have completely migrated their data centers to the Cloud. Mr. Dhanda is also focused on the acceleration of the business through the use of AI.

Prior to joining Albertsons, Mr. Dhanda was Sr. Vice President of Digital Commerce and CIO at Giant Eagle, a leading retailer in the Midwest, where he was accountable for managing all aspects of technology apps, architecture, infrastructure and more. Additionally, Mr. Dhanda held CIO roles at PNC Financial Services for nearly 15 years.

Mr. Dhanda has been active in numerous professional and philanthropic causes including the CIO Council for Greylock; President’s Council for Oracle; former Chairman of the Board at the Mattress Factory Museum; board member at Carnegie Museum of Art; and board member of United Way of Allegheny County. He has also served on the Board of BlueLinx (NYSE BXC) since May 2023. Mr. Dhanda has been recognized by CIO100 and was an honoree of the CIO Hall of Fame in 2019. He received both his MBA and Ph.D. in Finance from Rutgers University.

Commenting on the appointment, Marla Kaplowitz, Chair of PENN’s Nominating and Corporate Governance Committee of the Board of Directors, said: “We are delighted to welcome Anuj to the Board. He is a well-respected technology leader in the consumer space and is known for building powerful and collaborative teams. His deep understanding of the rapidly evolving technology landscape, including topics such as AI and cybersecurity, will be a tremendous resource for us as we continue to evolve our business around an omnichannel retail and interactive gaming, sports betting and entertainment experience for our industry leading database of customers.”

As a matter of practice, PENN’s Board of Directors regularly evaluates the composition of the board and considers how it can maintain the appropriate mix of skills, qualifications and diversity of backgrounds to best oversee the business and long-term strategy of the Company.

About PENN Entertainment

PENN Entertainment, Inc., together with its subsidiaries (“PENN,” the “Company,” “we,” “our,” or “us”), is North America’s leading provider of integrated entertainment, sports content, and casino gaming experiences. PENN operates 43 properties in 20 states, online sports betting in 19 jurisdictions and iCasino in five jurisdictions, under a portfolio of well-recognized brands including Hollywood Casino®, L’Auberge®, ESPN BET™ and theScore Bet Sportsbook and Casino®. In August 2023, PENN entered into a transformative, exclusive long-term strategic alliance with ESPN, Inc. and ESPN Enterprises, Inc. (together, “ESPN”) relating to online sports betting within the United States. PENN’s ability to leverage the leading sports media brands in the United States (ESPN) and Canada (theScore) is central to our highly differentiated strategy to expand our footprint and efficiently grow our customer ecosystem. The Company’s focus on organic cross-sell opportunities is reinforced by our market-leading retail casinos, sports media assets, and technology, including a proprietary state-of-the-art, fully integrated digital sports and iCasino betting platform and an in-house iCasino content studio. PENN’s portfolio is further bolstered by our industry-leading PENN Play™ customer loyalty program, which offers our over 29 million members a unique set of rewards and experiences across business channels.

For more information:

Eric Schippers

Senior Vice President, Public Affairs

PENN Entertainment

eric.schippers@pennentertainment.com

Source: PENN Entertainment, Inc.